Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

LMF ACQUISITION OPPORTUNITIES, INC.

October 28, 2022

LMF Acquisition Opportunities, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “LMF Acquisition Opportunities, Inc.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 28, 2020 and amended and restated on January 25, 2021 (the “Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the Certificate, was duly adopted by the Board of Directors of the Corporation by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the Delaware General Corporation Law (“DGCL”). This Second Amended and Restated Certificate has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Corporation.

3. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4. The text of the Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is SeaStar Medical Holding Corporation (the “Corporation”).

ARTICLE II

REGISTERED AGENT

The address of the Corporation’s registered office is 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The nature of the business or purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITALIZATION

Section 4.1. Authorized Shares. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 110,000,000 shares, consisting of: (a) 100,000,000 shares of common stock (the “Common Stock”) and (b) 10,000,000 shares of preferred stock (the “Preferred Stock”).

In accordance with Section 4.3(b)(i) of the Certificate, all shares of outstanding Class B Common Stock, par value $0.0001 per share, of the Corporation (the “Class B Common Stock”) shall automatically be converted, on a one-to-one basis, into shares of Class A Common Stock, par value $0.0001 per share, of the Corporation (the “Class A Common Stock”) such that, at the effectiveness of this Second Amended and Restated Certificate, only Class A Common Stock remains outstanding. Immediately following the conversion of such Class B Common Stock into shares of Class A Common Stock, each share of Class A Common Stock issued and outstanding shall, automatically and without further action by any stockholder, be reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of Common Stock.

Such stock may be issued from time to time by the Corporation for such consideration as may be fixed by the board of directors of the Corporation (the “Board of Directors”). The following is a statement of the powers, designations, preferences, privileges, and relative rights in respect of each class of capital stock of the Corporation.

Section 4.2. Common Stock.

(a) General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock.

(b) Voting. Except as otherwise provided by the DGCL or this Restated Certificate and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate (or on any amendment to a certificate of designations of any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Restated Certificate (or pursuant to a certificate of designations of any series of Preferred Stock) or pursuant to the DGCL. There shall be no cumulative voting.

(c) Dividends. Except as otherwise provided by the DGCL or this Restated Certificate, dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding shares of Preferred Stock.

(d) No Preemptive Rights. The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

(e) No Conversion Rights. The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

(f) Liquidation. Upon the dissolution or liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders equally on a per share basis, subject to any preferential rights of any then outstanding shares of Preferred Stock and after payment or provision for payment of the Corporation’s debts.

Section 4.3. Preferred Stock. To the fullest extent authorized by the DGCL, shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and such qualifications and restrictions, if any, as are stated or expressed in the resolution or resolutions of the Board of Directors providing for such series of Preferred Stock. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly so provided in such resolution or resolutions.

Authority is hereby granted to the Board of Directors, acting by resolution or resolutions adopted at any time and from time to time, to create, provide for, designate and issue, out of the authorized but unissued shares of Preferred Stock, one or more series of Preferred Stock, and, in connection with the creation of any such series of Preferred Stock, to determine and fix the powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and the qualifications and restrictions, if any, including without limitation dividend rights, conversion rights, voting rights (if any), redemption privileges, and liquidation preferences, of such series of Preferred Stock (which need not be uniform among series), all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation or issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with, or be junior to any other series of Preferred Stock, all to the fullest extent permitted by law. No resolution, vote, or consent of the holders of the capital stock of the Corporation shall be required in connection with the creation or issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of this Restated Certificate, the right to any such resolution, vote, or consent being expressly waived by all present and future holders of the capital stock of the Corporation.

Any resolution or resolutions adopted by the Board of Directors pursuant to the authority vested in them by this Section 4.3 of Article IV shall be set forth in a certificate of designation along with the number of shares of such series of Preferred Stock as to which the resolution or resolutions shall apply and such certificate shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with Section 103 of the DGCL. Unless otherwise provided in any such resolution or resolutions, the number of shares of any such series of Preferred Stock to which such resolution or resolutions apply may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of such series of Preferred Stock then outstanding) by a certificate likewise executed, acknowledged, filed and recorded, setting forth a statement that a specified increase or decrease therein has been authorized and directed by a resolution or resolutions likewise adopted by the Board of Directors. In case the number of such shares shall be decreased, the number of shares so specified in the certificate shall resume the status which they had prior to the adoption of the first resolution or resolutions. When no shares of any such series of Preferred Stock are outstanding, either because none were issued or because none remain outstanding, a certificate setting forth a resolution or resolutions adopted by the Board of Directors that none of the authorized shares of such series of Preferred Stock are outstanding, and that none will be issued subject to the certificate of designations previously filed with respect to such series of Preferred Stock, may be executed, acknowledged, filed and recorded in the same manner as previously described and it shall have the effect of eliminating from this Restated Certificate all matters set forth in the certificate of designations with respect to such series of Preferred Stock. If no shares of any such series of Preferred Stock established by a resolution or resolutions adopted by the Board of Directors have been issued, the voting powers, designations, preferences and relative, participating, optional or other rights, if any, with the qualifications, limitations or restrictions thereof, may be amended by a resolution or resolutions adopted by the Board of Directors. In the event of any such amendment, a certificate which (i) states that no shares of such series of Preferred Stock have been issued, (ii) sets forth the copy of the amending resolution or resolutions and (iii) if the designation of such series of Preferred Stock is being changed, indicates the original designation and the new designation, shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with Section 103 of the DGCL.

ARTICLE V

DURATION OF CORPORATE EXISTENCE

The Corporation is to have perpetual existence.

ARTICLE VI

BOARD OF DIRECTORS

Section 6.1. Classification of Directors. The Board of Directors shall be divided into three classes of directors, Class I, Class II, and Class III, such classes to be as nearly equal in number of directors as possible, having staggered three-year terms of office (except to the extent otherwise provided in the next sentence with respect to the initial terms of such classes of directors). The initial term of office of the directors of Class I shall expire as of the first annual meeting of the Corporation’s stockholders following the initial classification of the Board; the initial term of office of the directors of Class II shall expire as of the second annual meeting of the Corporation’s stockholders following the initial classification of the Board; and the initial term of office of the directors of Class III shall expire as of the third annual meeting of the Corporation’s stockholders following the initial classification of the Board. At each annual meeting of stockholders of the Corporation, nominees will stand for election to succeed those directors whose terms are to expire as of such annual meeting of stockholders, and such nominees elected at such annual meeting of stockholders shall be elected for a term expiring at the third annual meeting of stockholders following their election. Directors shall hold office until the annual meeting of stockholders in which their term is scheduled to expire as set forth above in this Section 6.1 of Article VI and until their respective successors are duly elected or qualified or until their earlier death, incapacity, resignation or removal. Those directors shall be allocated among the three classes of directors contemplated under this Section 6.1 of Article VI pursuant to a resolution or resolutions adopted by the Board of Directors.

Section 6.2. Removal. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the directors of the Corporation may be removed only for cause by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors or class of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

Section 6.3. Vacancies. Subject to the applicable requirements of the Director Nomination Agreement, dated as of October 28, 2022 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Nomination Agreement”) and except as the DGCL may otherwise require, any new directorships or vacancies in the Board of Directors, including new directorships resulting from any increase in the number of directors to serve in the Board of Directors and/or any unfilled vacancies by reason of death, resignation, disqualification, removal for cause, failure to elect or otherwise with respect to any director, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

Section 6.4. Number of Directors. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the number of directors which shall constitute the Board of Directors shall be fixed exclusively by the Board of Directors from time to time in accordance with the by-laws of the Corporation. No decrease in the number of directors constituting the whole board shall shorten the term of any incumbent director.

ARTICLE VII

POWERS OF BOARD OF DIRECTORS

Except as otherwise provided in the Bylaws, the Bylaws may be amended or repealed or new Bylaws adopted by the affirmative vote of at least fifty percent (50%) of the outstanding shares entitled to vote generally in the election of directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VIII

SPECIAL MEETINGS OF STOCKHOLDERS

Except as otherwise provided for by any resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be taken only at a duly called annual or special meeting of the stockholders in which such action is properly brought before such meeting, and not by written consent in lieu of such a meeting. Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by or at the direction of the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting

ARTICLE IX

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE X

LIMITED LIABILITY; INDEMNIFICATION; CHANGE OF CONTROL

Section 10.1. Limitation of Liability. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), no director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article X shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transactions from which the director derived an improper personal benefit.

Section 10.2. Indemnification. The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL and as further provided in the Corporation’s by-laws, each as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom.

Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article X, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors or except and to the extent otherwise permitted in the Corporation’s by-laws or in an agreement between the Corporation and such person.

The indemnification rights provided in this Article X (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Corporation’s by-laws, any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article X.

Section 10.3. Merger or Consolidation. For purposes of this Article X, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article X with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

Section 10.4. Amendment or Repeal. No amendment to or repeal of this Article X shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

ARTICLE XI

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1. Forum for Certain Actions.

(a) Forum. Unless a majority of the Board of Directors, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by law, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Restated Certificate or the Bylaws (in each case, as may be amended from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. The preceding sentence does not apply to claims to the extent brought under the U.S. federal securities laws. Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act of 1933, as amended.

(b) Personal Jurisdiction. If any action the subject matter of which is within the scope of subparagraph (b) of this Section 11.1 of Article XI is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce subparagraph (a) of this Section 11.1 of Article XI (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

(c) Enforceability. If any provision of this Section 11.1 of Article XI shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Section 11.1 of Article XI, and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

(d) Notice and Consent. For the avoidance of doubt, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.1 of Article XI.

ARTICLE XII

EXCLUDED OPPORTUNITIES

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity pursuant to Section 122(17) of the DGCL. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Common Stock or Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation, such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue, and to the extent the director is permitted to refer that opportunity to the Corporation without violating any legal or contractual obligation. Any amendment, repeal or modification of the foregoing provisions of this Article XII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE XIII

SEVERABILITY

If any provision or provisions of this Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Restated Certificate (including, without limitation, each such portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

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IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 28th day of October, 2022.

LMF Acquisition Opportunities, Inc.

By:	/s/ Bruce M. Rodgers
Name: Bruce M. Rodgers
Title: Chief Executive Officer